UNAUDITED PRO FORMA COMBINED BALANCE SHEET
December 31, 2011

	Texas Gulf Energy, Inc.	Fishbone Solutions Ltd.	Pro Forma Adjustments		Pro Forma Adjusted
ASSETS
Current assets
Cash	$2,747,880	$-	(421,000	)(a)	$2,326,880
Accounts receivable, net	4,402,230	815,193			5,217,423
Deferred federal income tax	130,000	-			130,000
Prepaid expenses	875,327	47,879			923,206
Total Current Assets	8,155,437	863,072			8,597,509

Goodwill			862,889	(a)	862,889
Property and equipment, net	191,158	13,591	1,175,000	(a)	1,379,749
Total
Total assets	$8,346,595	$876,663			$10,840,147

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$201,085	$78,525			$279,610
Accrued liabilities	2,939,184	13,172			2,952,356
Due to related parties, net	1,430,773	83,678			1,514,451
Federal income taxes payable	455,000	-			455,000
Current maturities on long term debt	-	731,688			731,688
Total Current Liabilities	5,026,042	907,063			5,933,105
Deferred federal income tax	29,000	-			29,000
Long term debt	-	127,633	(41,144	)(a)	1,586,489
			1,500,000	(a)
Total liabilities	5,055,042	1,034,696			7,548,594

Common stock - Par value of .00001 (500,000,000 authorized and 39,307,554 outstanding)	393	-			393

Preferred Stock - Series A – Par Value of .00001 (2,900,000 shares authorized and 2,900,000 outstanding)	29	-			29
Preferred Stock - Series B Par Value of .00001 (10,000,000 authorized and 10,000,000 outstanding	100	-			100
Additional paid-in capital	2,905,825	-			2,905,825
Retained Earnings	385,206	-			385,206
Partners’ equity	-	(158,033)	158,033	(a)	-
Stockholder’s equity	3,291,553	(158,033)			3,291,553

Total liabilities and stockholders’ equity	$8,346,595	$876,663			$10,840,147

See accompanying notes to unaudited pro forma combined financial statements 1

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
December 31, 2011

	Texas Gulf Energy, Inc.	Fishbone Solutions Ltd.	Pro Forma Adjustments	Pro Forma Adjusted

Revenues	$30,884,305	$4,105,329		$34,989,634

Cost of revenues	25,413,044	3,069,470		28,482,514

Gross profit	5,471,261	1,035,859		6,507,120

Selling, general, and administrative expenses	3,764,205	778,102		4,542,307

Income (loss) from operations	1,707,056	257,757		1,964,813

Interest expense	(10,883)	(43,691)		(54,574)
Other income (expense)	45,162	3,896		49,058
Net income (loss)	$1,741,335	$217,962		$1,959,297

See accompanying notes to unaudited pro forma combined financial statements 2

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

Note 1.   Pro Forma Assumptions and Adjustments:

Immediately prior to the merger, Fishbone will be required to satisfy a certain amount of its liabilities, the rest will be assumed by Texas Gulf Energy, Inc.

a.	To reflect the purchase of 100% of the partnership interest in Fishbone:

1)	Issuance of $1,500,000 in convertible debt and payment of $400,000 in cash and $21,000 in expenses.

2)	Assumption of Fishbone liabilities and assets.

3)	Valuation of the internally developed software purchased at $1,175,000.

4)	Recording of the estimated goodwill of $862,889.

5)	Cancellation of the Fishbone membership accumulated deficit.

3